                                                                   Exhibit 12(b)
                           J. C. Penney Company, Inc.
                         and Consolidated Subsidiaries

           Computation of Ratios of Available Income to Fixed Charges


                                                   52 weeks ended
                                        ------------------------------------
                                          Apr. 26,              Apr. 27,
($ Millions)                                1997                   1996
                                        -------------         --------------
Income from continuing operations          $  903                 $1,304
    (before income taxes and
    capitalized interest)

Fixed charges

Interest (including capitalized
interest) on:

    Operating leases                          110                    102
    Short term debt                           127                    120
    Long term debt                            341                    268
    Capital leases                              7                      5
    Credit facility                            19                      -
    Other, net                                  2                      1

                                           ------                 ------
Total fixed charges                           606                    496


                                           ------                 ------
Total available income                     $1,509                 $1,800
                                           ======                 ======

Ratio of available income to combined
    fixed charges and preferred stock
    dividend requirement                      2.5                    3.6
                                           ======                 ======



The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.

The Company believes that, due to the seasonal nature of its business, ratios for a period of time other than a 52 week period are inappropriate.